Exhibit 99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of American Pension Investors Trust and to the use of our report dated July 6, 2007 on the financial statements and financial highlights of API Efficient Frontier Growth Fund, API Efficient Frontier Capital Income Fund, API Efficient Frontier Multiple Index Fund, API Efficient Frontier Value Fund and API Efficient Frontier Income Fund, each a series of American Pension Investors Trust. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 27, 2007